Exhibit 99.1

Armata Pharmaceuticals Expands Board of Directors with the Appointment of

Research and Development Veteran Todd C. Peterson, Ph.D.

MARINA DEL REY, Calif., October 10 -- Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata”), a clinical-stage biotechnology company focused on precisely targeted bacteriophage therapeutics for antibiotic-resistant infections, today announced that it has expanded its Board of Directors with the appointment of Todd C. Peterson, Ph.D. Dr. Peterson brings to the Armata Board more than 35 years of experience in biotechnology and life sciences research and development across the areas of molecular biology, nucleic acids and genomics product and technology development.

“Todd is a proven leader with a track record of successfully driving research and development initiatives across a broad range of therapeutic indications,” said Todd R. Patrick, Chief Executive Officer of Armata. “As we prepare to initiate trials of our Pseudomonas aeruginosa candidate, AP-PA02, and our Staphylococcus product candidate, AP-SA02, next year, Todd’s guidance and insights will serve us well as we advance our pipeline while in parallel discovering and refining new phage-based therapeutics. We are pleased to add someone of his caliber to our Board.”

“I am excited to join Armata’s Board to help maximize the potential of the company’s proprietary phage screening, identification and manufacturing capabilities,” said Dr. Peterson. “With the rise of antibiotic resistance globally, common infections are becoming more difficult to treat, and new solutions are badly needed. I look forward to working with my fellow Board members and the Armata team to develop high-impact therapeutics that can address this serious health crisis.”

Dr. Peterson currently serves as Chief Scientific Officer at the Allen Institute in Seattle, Washington, overseeing science and technology strategy and operational, translational and growth initiatives to deliver on its impact mission. Prior to joining the Allen Institute in 2018, he served as Chief Technology Officer at Synthetic Genomics, Inc., a leader in synthetic biology and applied genomics technologies developing a robust portfolio of breakthrough solutions addressing major global issues. Prior to joining SGI, Dr. Peterson led genomics and synthetic biology R&D at Invitrogen/Life Technologies, a global leader in life science tools. Prior to Life Technologies, Dr. Peterson held research and development positions with increasing responsibilities and scope at Genicon Sciences, Trega Biosciences, Hybritech and Gen-Probe where he focused on technology research, product development and commercialization. Dr. Peterson was a postdoctoral fellow at the Max Planck Institute in Cologne Germany after receiving his Ph.D. in Microbiology at the University of Southern California School of Medicine. He obtained his M.A. in Biological Sciences and B.A. in Molecular Biology and Biochemistry at the University of California, Santa Barbara.

About Armata Pharmaceuticals, Inc.

Armata is a clinical-stage biotechnology company focused on the development of precisely targeted bacteriophage therapeutics for the treatment of antibiotic-resistant infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other pathogens. In addition, in collaboration with Merck, known as MSD outside of the United States and Canada, Armata is developing proprietary synthetic phage candidates to target an undisclosed infectious disease agent. Armata is committed to advancing phage with drug development expertise that spans bench to clinic including in-house phage specific GMP manufacturing.

Forward Looking Statements

This communication contains "forward-looking" statements, including, without limitation, statements related to the timing and results of clinical trials, including the anticipated initiation of clinical trials of AP-PA02 and AP-SA02, Armata’s ability to expand testing of isolates from around the world and the results of those tests, Armata’s ability to develop new products based on bacteriophages and synthetic phages, and Armata’s expectations for performance of Armata’s therapeutic candidates based on Armata’s recent nonclinical work. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Armata's current expectations. Forward-looking statements involve risks and uncertainties. Armata's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to ability of Armata's lead clinical candidates, AP-PA02 and AP-SA02, to be more effective than previous candidates; Armata's ability to expedite development of AP-PA02; Armata's ability to file an IND with the FDA for AP-PA02 during the fourth quarter of 2019; Armata’s ability to successfully integrate the operations of AmpliPhi and C3J Therapeutics and achieve the potential benefits of the merger; Armata's ability to advance its preclinical and clinical programs and the uncertain and time-consuming regulatory approval process; Armata's ability to develop products based on bacteriophages and synthetic phages to kill bacterial pathogens; Armata's expected market opportunity for its products; and Armata's ability to sufficiently fund its operations as expected, including obtaining additional funding as needed.

Additional risks and uncertainties relating to Armata and its business can be found under the caption "Risk Factors" and elsewhere in Armata's filings and reports with the SEC, including in Armata's Proxy Statement on Schedule 14A, filed with the SEC on April 4, 2019, as amended, Armata's Annual Report on Form 10-K, filed with the SEC on March 25, 2019, and Armata's Quarterly Report on Form 10-Q, filed with the SEC on August 14, 2019 and May 6, 2019. Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Steve Martin

Armata Pharmaceuticals, Inc.

ir@armatapharma.com

(858) 800-2492

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569